Exhibit (h)(7)

Exhibit A to the Transfer Agent Servicing Agreement – Amplify ETF Trust

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Bitcoin 24% Premium Income ETF

Amplify Bitcoin Max Income Covered Call ETF